NORTHBROOK LIFE INSURANCE COMPANY
                          (herein called "we" or "us")

             Income and Performance Death Benefit Combination Rider


This rider was issued because you selected the Performance Death Benefit and the Income Benefit Combination.

As used in this rider, "Contract" means the Contract or Certificate to which this rider is attached.

For purposes of this rider, "Rider Date" is the date this rider was issued as a part of your Contract: xx/xx/xxxx

The following changes are made to your Contract.

Performance  Death  Benefit
The Death Benefit provision of your Contract is modified as follows:

If the Owner is a natural person, the Performance Death Benefit applies only to the death of the Owner. If the Owner is not a natural person, the Performance Death Benefit applies only to the death of the Annuitant. This is unlike the death benefit defined in the Death Benefit provision of your Contract which may apply to the death of the Annuitant even if the Owner is a natural person.

The Death Benefit will be the greatest of the values stated in your Contract, or the value of the Performance Death Benefit.

After the Rider Date, the Performance Death Benefit is recalculated when a purchase payment or withdrawal is made or on a Contract anniversary as follows:

Death Benefit

-       On the Rider Date, the Death Benefit is equal to the Contract value.

- After the Rider Date, the Death Benefit is recalculated when a purchase payment or a withdrawal is made or on a Contract anniversary as follows:

        - For purchase payments for all ages, the Death Benefit is equal to the most recently calculated Death Benefit plus the purchase payment.

        - For withdrawals for all ages, the Death Benefit is equal to the most recently calculated Death Benefit reduced by a withdrawal adjustment defined below.

         - The Death Benefit will be recalculated for purchase payments, for withdrawals and on Contract anniversaries until the first Contract anniversary after the 85th birthday of the oldest Owner or, if the Owner is not a living individual, the oldest Annuitant.

In the absence of any withdrawals or purchase payments, the Death Benefit will be the greater of the Contract value on the Rider Date and all Contract anniversary Contract values between the Rider Date and the date we calculate the Death Benefit.




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Withdrawal Adjustment

The withdrawal adjustment is equal to (1) divided by (2) with the result multiplied by (3) where:

         (1) = the withdrawal amount.

         (2) = the Contract value immediately prior to the withdrawal.

         (3) = the most recently calculated Death Benefit, as applicable


Income Benefit Combination

The following is added to your Contract:

Qualifications

On the Payout Start Date, the Owner may choose to receive income payments defined in the Income Benefit Combination provision if all of the following conditions are met.

- The Owner elects a Payout Start date that is on or after the 10th anniversary of the Rider Date;

- The Payout Start Date occurs during the 30 day period following the Contract anniversary;

- The Income Base is applied to Fixed Account Income Payments or Variable Amount Income Payments as we may permit from time to time for all owners who choose to receive Income Payments under this rider; and

- The selected Income Plan provides payments guaranteed for either single or joint life with a period certain of at least:

     - 10 years, if the youngest Annuitant's age is 80 or less on the date the amount is applied, or

     - 5 years, if the youngest Annuitant's age is greater than 80 on the date the amount is applied.


Throughout the PAYOUT PHASE section of your Contract, the term "Contract value" is replaced with "The greater of the Contract value or the Income Benefit Combination."

If the amount applied to an Income Plan is the Contract value, then the Income Plan may be any plan then offered by us.

Income Base

The Income Base is the greater of Income Base A or Income Base B.

Income base is used solely for the purpose of calculating the Income Benefit Combination and does not provide a Contract value or guarantee performance of any investment option.



         Income Base A.

     -    On the Rider Date, Income Base A is equal to the Contract value.

     - After the Rider Date, Income Base A is recalculated as follows on the Contract anniversary and when a purchase payment or withdrawal is made.

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     -    For the purchase payments, Income Base A is equal to the most recently calculated Income Base A plus the purchase payment.

     - For withdrawals, Income Base A is equal to the most recently calculated Income Base A reduced by a withdrawal adjustment.

     - On each Contract anniversary, Income Base A is equal to the greater of the Contract value or the most recently calculated Income Base A.

     In the absence of any withdrawals or purchase payments, Income Base A will be the greatest of the Contract value on the Rider Date and all Contract anniversary Contract values between the Rider Date and the Payout Start Date.

     Income Base A will be recalculated for purchase payments, for withdrawals and on Contract anniversaries until the first Contract anniversary after the 85th birthday of the oldest Owner or, if no Owner is a living individual, the oldest Annuitant.

     After that date, Income Base A will be recalculated only for purchase payments and withdrawals.


     Income Base B.

     On the Rider Date, Income Base B is equal to the Contract value. After the Rider Date, Income Base B plus any subsequent purchase payments and less a withdrawal adjustment for any subsequent withdrawals will accumulate daily at a rate equivalent to 5% per year until the first Contract anniversary after the 85th birthday of the oldest Owner or, if the Owner is not a living individual, the oldest Annuitant.

Withdrawal Adjustment

The adjustment is equal to (1) divided by (2), with the result multiplied by (3) where:

         (1) = the withdrawal amount.

         (2) = the Contract value immediately prior to the withdrawal.

         (3) = the most recently calculated Income Base.

Guaranteed Income Benefit

The Guaranteed Income Benefit amount is determined by applying the Income Base to the guaranteed rates for the Income Plan elected by the Owner. The Income Plan selected must satisfy the conditions defined in Qualifications above. The rates are the guaranteed rates defined in the Income Payment Tables section of the Contract for either a single or joint life with a period certain.

On the Payout Start Date, the income payment will be the greater of the Guaranteed Income Benefit and the income payment provided in the Payout Phase section of the Contract.


Mortality and Expense Risk Charge

The Mortality and Expense Risk Charge provision of your Contract is modified as follows:

On and after the Rider Date, the maximum annualized Mortality and Expense Risk Charge is increased by 0.43% for this rider.


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Except as amended by this rider, the Contract remains unchanged.







Michael J. Velotta                          Thomas J. Wilson
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Secretary                                   Chairman and Chief Executive Officer